Execution Version

EXHIBIT 10.6b
AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF
AGREEMENT
Dated as of June 8, 2020
AMENDMENT NO. 2 TO THE AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (this “Amendment”) by and among Tiffany & Co., a Delaware corporation (the “Company”), and each of the holders of the Series B Notes (as defined below) on the signature pages hereto (collectively, the “Noteholders”).
PRELIMINARY STATEMENTS:
A.    The Company and the Noteholders are parties to that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of July 25, 2012 (as amended by giving effect to the modifications set forth on Schedule 10.7 thereto, as further amended as set forth in that certain Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of January 14, 2014, as further amended as set forth in that certain First Acknowledgement of Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of March 17, 2015 and as further amended as set forth in that certain Second Acknowledgement of Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of December 13, 2019 and as further amended, restated, supplemented or otherwise modified from time to time, herein referred to as the “Note Agreement”), pursuant to which (i) the Company previously issued and sold to certain of the Noteholders $50,000,000 in aggregate principal amount of its 10.0% Series A Senior Notes due April 9, 2018 (the “Series A Notes”) and $100,000,000 in aggregate principal amount of its 4.40% Series B-M Senior Notes due July 25, 2042 (the “Series B Notes”), and (ii) the Company authorized the issuance and sale of up to $50,000,000 of senior promissory notes (the “Shelf Notes”) from time to time upon the terms, and subject to the conditions, set forth in the Note Agreement. Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Note Agreement.
B.    The Series A Notes were previously repaid in full on October 9, 2014. No Shelf Notes were ever issued under the Note Agreement and the Facility has expired.
C.    The Company has entered into that certain Amendment No. 1 to the Five Year Credit Agreement dated as of June 8, 2020 (the “Credit Agreement Amendment”) which amends certain terms and provisions of that certain Five Year Credit Agreement, dated as of October 25, 2018 (the “2018 Five Year Credit Agreement”), by and among the Company, the other borrowers parties thereto, the lenders party thereto, MUFG Bank, Ltd., as administrative agent, and the other agents party thereto and which contains certain revisions to affirmative and negative covenants which constitute Credit Agreement Modifications as defined in the Note Agreement.
D.    The Company has requested that the Note Agreement be amended as hereinafter set forth.
E.    The Company and the Noteholders desire to (i) amend the Note Agreement and (ii) acknowledge and confirm certain amendments to the Note Agreement due to the existence

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of the Credit Agreement Modifications caused by the execution and delivery of the Credit Agreement Amendment, in each case, upon the terms and conditions set forth herein.
SECTION 1.Amendments to Note Agreement. Effective as of the Amendment No. 2 Effective Date (as defined below) and subject to the satisfaction of the conditions precedent set forth in Section 3, the Note Agreement is hereby amended as follows:
(a)Section 1(c) of the Note Agreement is hereby amended and restated in its entirety to read as follows:
“(c)    Authorization of Issue of Series B Notes. The Company will authorize the issue of its senior promissory notes (the “Series B Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature July 25, 2042, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.40% per annum (subject to adjustment as provided in Section 9.8 hereof), and on overdue principal, Make-Whole Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit 1B attached hereto. The terms “Series B Note” and “Series B Notes” as used herein shall include each Series B Note delivered pursuant to any provision of this Agreement and each Series B Note delivered in substitution or exchange for any such Series B Note pursuant to any such provision.”
(b)Section 8.1 of the Note Agreement is hereby amended by inserting “(subject to adjustment as provided in Section 9.8 hereof)” at the end of the first sentence thereof.
(c)Section 9.6 of the Note Agreement is hereby Agreement is hereby amended and restated in its entirety to read as follows
“9.6.    Subsequent Guarantors.
The Company covenants that if at any time after the date of this Agreement any Subsidiary which is not already a Guarantor at such time, shall be or become obligated (whether as a borrower or an obligor) in respect of all or any part of the Indebtedness of the Company or its Subsidiaries under, or in respect of, the Credit Agreement, the Company will cause each such Subsidiary, contemporaneously with entering into any such Guaranty (and in any event no later than 30 days thereafter), to execute and deliver to the holders of the Notes (a) a Guaranty of the Company’s obligations under the Notes and this Agreement, in substantially the form of the Guaranty Agreement attached as Exhibit 4.7 to this Agreement to the extent permitted under local law, and (b) to the extent an opinion of counsel is delivered with respect to such Guaranty of such Indebtedness under, or in respect of, the Credit Agreement, an opinion of counsel for such Subsidiary with respect to such Guaranty in substantially the form of the opinion of counsel so delivered under, or in respect of, the Credit Agreement. Notwithstanding the foregoing, no Subsidiaries that (i) are borrowers under the Credit Agreement, (ii) are not Domestic Subsidiaries and (iii) do not guarantee Indebtedness of the Company or any other Subsidiaries under or in respect of the Credit Agreement (and are not otherwise jointly and severally liable therefor) will be required to become Guarantors under the Notes or this Agreement. In addition, neither Tiffany & Co.

Japan Inc. nor any other Domestic Subsidiary of the Company that is a borrower under the Credit Agreement shall be required to become a Guarantor under the Notes or this Agreement pursuant to this Section 9.6, so long as (x) the aggregate Indebtedness of all such Domestic Subsidiaries under the Credit Agreement does not exceed One Hundred Fifty Million Dollars ($150,000,000) outstanding at any time, and (y) such Subsidiary does not guarantee any Indebtedness of the Company or any other Subsidiaries under or in respect of the Credit Agreement (and is not otherwise jointly and severally liable therefor).”
(d)The parties agree that, notwithstanding anything contained in Section 10.7, the Leverage Ratio covenant set forth in Section 9.7 (as in effect on the Amendment No. 2 Effective Date) shall continue to apply during the Covenant Modification Period, irrespective of (i) whether such covenant would otherwise cease to apply as a result of the Credit Agreement being terminated or no longer being in effect or outstanding for any reason or (ii) whether such covenant (or any defined terms as used therein) is otherwise amended or modified under the Credit Agreement or compliance therewith is waived under the Credit Agreement at any time during such period.
(e)Section 9 of the Note Agreement is hereby amended by inserting the following new Section 9.8 immediately after Section 9.7 thereof:
“9.8.     Covenant Modification Payment.
Notwithstanding anything contained in this Agreement or in any of the Notes to the contrary, during the period commencing on the Amendment No. 2 Effective Date through and including the last day of the Covenant Modification Period, interest accruing on the Notes will be increased by an amount equal to 0.25% (25 basis points) per annum above the otherwise applicable interest rate due thereunder, with such amounts to be due and payable contemporaneously with all other interest payable in accordance with the terms of the Notes pursuant to Section 8.1.”
(f)Section 10.1 of the Note Agreement shall be amended and restated to read as follows:
“10.1.    Transactions with Affiliates.
The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, provided, however, during the period commencing on the Amendment No. 2 Effective Date through and including the last day of the Covenant Modification Period, the Company will not, and will not permit any Subsidiary to make any payments in cash and/or Cash Equivalents on account of the purchase, redemption, retirement or acquisition of (A) any shares of the Company’s Capital Stock or (B) any option, warrant or other right to acquire shares of the Company’s Capital Stock, including any payment payable in shares of such Capital Stock.”
(g)Section 10.3(a)(iii) of the Note Agreement shall be amended and restated to read as follows:
“(iii)    the Fixed Charge Coverage Ratio in respect of such Debt at such time would be greater than or equal to (A) at any time during the Covenant Modification Period, 0.75 to 1.0, and (B) at any time other than during the Covenant Modification Period, 2.0 to 1.0.”
(h)Section 11(b) of the Note Agreement shall be amended and restated to read as follows:
“(b)    the Company defaults in the payment of any interest on any Note (including, as adjusted pursuant to Section 9.8 hereof), for more than five Business Days after the same becomes due and payable; or”
(i)Section 11(c) of the Note Agreement is hereby amended to insert “or the last sentence of Section 9.6” at the end thereof.
(j)Schedule B to the Note Purchase Agreement is hereby amended to add the following new definitions in their correct alphabetical order:
“2018 Five Year Credit Agreement” mean that certain Five-Year Credit Agreement, dated as of October 25, 2018, by and among the Company, the other borrowers parties thereto, the lenders party thereto, MUFG Bank, Ltd., as administrative agent, and the other agents party thereto, as amended pursuant to that certain Amendment No. 1 to Five Year Credit Agreement dated as of June 8, 2020 and as further amended, restated, renewed, supplemented or otherwise modified from time to time.
“Amendment No. 2 Effective Date” means June 8, 2020.
“Cash Equivalents” means cash and cash equivalents that comply with the applicable investment policy approved by the board of directors of the Company, as amended from time to time.
“Covenant Modification Period” means the period commencing on the Amendment No. 2 Effective Date and ending on the first day of the fiscal quarter of the Company immediately following the fiscal quarter ending on or about April 30, 2021; provided that if the Company shall have delivered to the holders of the Notes a written notice of its desire to terminate the Covenant Modification Period as of an earlier date (which date shall be either prior to the last day of a fiscal quarter of the Company ending on or about July 31, 2020, October 31, 2020 or April 30, 2021 or the last day of the fiscal year of the Company ending on January 31, 2021), together with an Officer’s Certificate certifying that the Leverage Ratio (as defined in Section 9.8 hereof) measured for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter of the Company ended on or prior to such earlier date, was not greater than 3.50 to 1.00, then the Covenant Modification Period shall terminate on such earlier date.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States, any state or commonwealth thereof, or the District of Columbia.
(k)The defined term “Credit Agreement” in Schedule B to the Note Agreement is hereby amended and restated to read as follows:
“Credit Agreement” means the 2018 Five Year Credit Agreement and each successor loan or credit agreement constituting a primary bank credit facility of the Company, with the same or different group of lenders and agents, in each case as may be amended, renewed, restated, supplemented or otherwise modified from time to time.
SECTION 2.Acknowledgement of Amendments to Note Agreement pursuant to Section 10.7(a). The parties hereto acknowledge and confirm that the Note Agreement, pursuant to the second sentence of Section 10.7(a) thereof, was deemed to have been amended on June 8, 2020 as a result of the Credit Agreement Modifications dated as of such date, as follows:
(a)Until a Credit Agreement Modification shall have occurred in respect thereof, Section 9.7 of the Note Agreement shall be amended and restated to read as follows:
“9.7. Leverage Ratio. (a) For any period of four consecutive fiscal quarters ending at any time during the Covenant Modification Period, the Company will maintain a Leverage Ratio as of the last day of each such four fiscal quarter period of the Company of not greater than 4.50 to 1.00, and (b) for any period of four consecutive fiscal quarters ending at any time (other than during the Covenant Modification Period), the Company will maintain a Leverage Ratio as of the last day of each such four fiscal quarter period of the Company of not greater than 3.50 to 1.00; provided that, at any time (other than during the Covenant Modification Period), and not more than two (2) times prior to the maturity date of the Credit Agreement, upon written notice (such notice, an “Increase Leverage Notice”) to the holders of the Notes from the Company that an acquisition with an aggregate consideration greater than or equal to $250,000,000 has been consummated, the Company will be permitted to maintain a Leverage Ratio of not greater than 4.00 to 1.00 for the period of four consecutive fiscal quarters following the consummation of such acquisition; provided, further, that following such four consecutive fiscal quarters for which the maximum Leverage Ratio is increased to the levels set forth above, the maximum Leverage Ratio shall revert to 3.50 to 1.00 for not fewer than two fiscal quarters before a subsequent Increase Leverage Notice is delivered to the holders of the Notes.”
(b)Until a Credit Agreement Modification shall have occurred in respect thereof, Section 10.4(r) of the Note Agreement shall be amended and restated to read as follows:
“(r) Other Liens - Liens securing Adjusted Indebtedness of any Subsidiary and not otherwise permitted by clauses (a) through (q), inclusive, of this Section 10.4 (other than Liens securing Debt under the Credit Agreement), but only to the extent that the aggregate principal amount of Adjusted Indebtedness and obligations outstanding secured by such Liens does not exceed (i) at any time during the Covenant Modification Period, 5% of

Consolidated Adjusted Net Worth and (ii) at any time (other than during the Covenant Modification Period), 12.5% of Consolidated Adjusted Net Worth.”
SECTION 3.Conditions of Effectiveness. This Amendment shall become effective on the first date (the “Amendment No. 2 Effective Date”) on which:
(a) the Noteholders (or their counsel) shall have received from the Company and each Noteholder a counterpart of this Amendment executed and delivered on behalf of such party;
(b)the Noteholders shall have received a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in clauses (c) and (d) of this Section 3 have been satisfied as of the Amendment No. 2 Effective Date;
(c)the representations and warranties contained in Section 5 of the Note Agreement and in the other Financing Documents shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof, in which case such qualified representations and warranties shall be true and correct in all respects;
(d)no Default or Event of Default shall have occurred and be continuing on and as of the Amendment No. 2 Effective Date or immediately after giving effect to this Amendment;
(e)the Noteholders shall have received fully executed copies of (i) the Credit Agreement Amendment, (ii) an amendment (the “Prudential Amendment) to that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of July 25, 2012, by and among the Company, PGIM, Inc. and each of the purchasers party thereto in respect of $150,000,000 principal amount of the Company’s 4.40% Series B-P Senior Notes due July 25, 2042 (as amended and supplemented, and in effect on the date hereof)], and (iii) an amendment (the “2016 MetLife Amendment) to that certain Note Purchase Agreement, dated as of August 26, 2016, by and among the Company and each of the purchasers party thereto in respect of ¥10,000,000,000 principal amount of the Company’s 0.78% Senior Notes due August 26, 2026 (as amended and supplemented, and in effect on the date hereof), in each case, dated the date hereof and in form and substance reasonably satisfactory to the Required Holders;
(f)the Company shall have paid, or caused to be paid, to each Noteholder an amendment fee equal to 0.05% of the aggregate principal amount of the Series B Notes held by such Noteholder as of the Amendment No. 2 Effective Date; and
(g)the Noteholders shall have received all fees required to be paid on or prior to the Amendment No. 2 Effective Date.
SECTION 4.Post-Closing Obligations As promptly as practicable, and in any event no later than ten (10) Business Days following receipt of an invoice therefor, the Company shall pay all reasonable and documented costs and expenses of the Noteholders in connection with the preparation, negotiation, execution and delivery of this Amendment (including the reasonable and documented fees, disbursements and other charges of Akin Gump Strauss Hauer & Feld LLP, as special counsel to the Noteholders).
SECTION 5.Representations and Warranties. The Company hereby represents and warrants as follows:
(a)On and as of the Amendment No. 2 Effective Date, (i) the representations and warranties contained in Section 5 of the Note Agreement and in the other Financing Documents are true and correct in all material respects on and as of the Amendment No. 2 Effective Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse effect in the text thereof, in which case such qualified representations and warranties shall be true and correct in all respects; and (ii) no Default or Event of Default has occurred and is continuing.
(b)This Amendment has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, and each of this Amendment and the Note Agreement, as amended hereby, is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy and except to the extent that indemnification obligations may be limited by federal or state securities laws or public policy relating thereto.
(c)The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s requisite corporate power and authority; (ii) will not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company in any material respect, (iii) will not conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company in any material respect, and (iv) will not contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected in any material respect.
(d)No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by any Obligor in connection with the execution, delivery or performance by such Obligor of this Amendment.
(e)Except as disclosed to the Noteholders on or prior to the date hereof, neither the Company nor any of its Subsidiaries has paid or agreed to pay any fees or other consideration, or given any security or collateral, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity, in each case, in favor of or for the benefit for any creditor of any Obligor, in connection with the obtaining of any waiver, consent, approval or amendment to any credit agreement or similar facility to which the Company or any Subsidiary is a party, including, without limitation, in connection with either the Credit Agreement Amendment, the Prudential Amendment or the 2016 MetLife Amendment.
SECTION 6.Reference to and Effect on the Note Agreement and the other Financing Documents.
(a)On and after the effectiveness of this Amendment, each reference in the Note Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Note Agreement, and each reference in each of the other Financing Documents to “the Note Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended by this Amendment.
(b)The Note Agreement, the Series B Notes and each of the other Financing Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Noteholder under any of the Financing Documents, nor constitute a waiver of any provision of any of the Financing Documents.
(d)The Company ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Financing Documents to which it is a party.
(e)This Amendment is subject to the provisions of Section 17 of the Note Agreement and constitutes a Financing Document.
SECTION 7.Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Noteholders) in accordance with the terms of Section 15.1 of the Note Agreement.
SECTION 8.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or any other electronic transmission (including “.pdf” , “.tif” or similar format) shall be effective as delivery of a manually executed counterpart of this Amendment. The parties agree that the electronic signature of a party to this Amendment shall be as valid as an original signature of such party and shall be effective to bind such party to this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. No party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule.
SECTION 9.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.
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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TIFFANY & CO., a Delaware corporation

By     /s/ Mark J. Ecreg
Name: Mark J. Erceg
Title: Chief Financial Officer

[Tiffany - Amendment No. 2 to 2012 Note Purchase Agreement]

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The foregoing is hereby agreed to
as of the date hereof:

NOTEHOLDERS:

METROPOLITAN LIFE INSURANCE COMPANY

By:	MetLife Investment Management, LLC, its Investment Manager

METLIFE INSURANCE K.K.

By:	MetLife Investment Management, LLC,
its Investment Manager

UNION FIDELITY LIFE INSURANCE COMPANY

By:	MetLife Investment Management, LLC, its Investment Manager

By /s/ John Wills
Name: John Wills
Title: Authorized Signatory

[Tiffany - Amendment No. 2 to 2012 Note Purchase Agreement]

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